Calculation of Filing Fee Tables
S-3
Safehold Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	5.650% Senior Notes due 2035	457(o)	400,000,000		$ 395,248,000.00	0.0001531	$ 60,512.47
Fees to be Paid	2	Debt	Guarantees of 5.650% Senior Notes due 2035	Other				0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 395,248,000.00		$ 60,512.47
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 60,512.47
Offering Note
[1]	(1) The 5.650% Senior Notes due 2035 are being issued by Safehold GL Holdings LLC. (2) The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"), based on the proposed maximum aggregate offering price. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for the registration statement on Form S-3 (Registration Statement Nos. 333-271113 and 333-271113-01) filed by the registrant with the Securities and Exchange Commission on April 4, 2023.

[2]	(1) The Guarantee of 5.650% Senior Notes due 2035 is issued by Safehold Inc. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.